EXHIBIT 10.2

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, dated as of ______ __, 2003, is by and between ______(the “Executive”) and Digene Corporation, a Delaware corporation (the “Company”). The Executive and the Company agree as follows:

          1.   Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

          2.   Term. Subject to the provisions for earlier termination as provided herein, the term of this Agreement will be for a period beginning on ______ __, 2003 and ending as set forth in the following sentence. The Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) shall be entitled to terminate this Agreement at any time by causing the Company to provide written notice to the Executive at least twenty-four (24) months in advance of the termination date. The period of the Executive’s employment under this Agreement, as it may be terminated as provided herein, is hereinafter referred to as the “Term.” The termination of this Agreement in accordance with this Section 2 shall not be a termination as set forth in Section 5 hereof and shall not entitle the Executive to receive any severance or other payments as provided for in Section 6 hereof.

          3.   Duties and Responsibilities. The Executive shall perform such duties and functions as the Board may from time to time determine which are consistent with the positions as set forth on Annex A, a copy of which is attached hereto and the terms of which are incorporated by reference herein, shall comply with the policies and reasonable directions of the Board and shall discharge his responsibilities in a competent and faithful manner, consistent with sound business practices. The Executive and the Company may amend Annex A from time to time to document changes to the positions described therein.

          During the Term of this Agreement, the Executive shall devote all of his business time, attention and energies to the performance of his duties for the business of the Company, except to the extent that the Board may specifically approve any outside interests; provided that the first part of this sentence shall not preclude the Executive from (a) participating in civic duties, (b) serving as a member of the board of directors of any other company if the Company consents in writing to such service (such consent not to be unreasonably withheld), (c) delivering lectures, fulfilling speaking engagements or teaching at educational institutions, or (d) managing the Executive’s personal investments, in each such case to the extent that such activities do not materially impair the Executive’s ability to perform the Executive’s duties hereunder. All current activities of the Executive as of the date of this Agreement described in the proviso of the prior sentence are approved. The Executive shall not, directly or indirectly, without the approval of the Board, engage or become financially interested in any other business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or pecuniary advantage.

          The Company shall use its best efforts to cause the Executive to be a member of its Board during the term of the Executive’s employment hereunder and to cause him to be nominated by the Board for election as a director at every stockholders’ meeting held during the Executive’s employment hereunder at which his term as a director would otherwise expire. The Executive shall not be entitled to compensation for services as a director.

          4.   Compensation.

(a) Base Salary. During the Term, the Executive shall receive from the Company (or, at the Company’s option, any subsidiary or affiliate thereof) an annual base salary for services rendered hereunder in the amount specified on Annex A, payable not less frequently than semi-monthly consistent with the regular practices of the Company. The Executive’s base salary shall be reviewed annually by the Compensation Committee and shall be subject to change at the option and sole discretion of the Compensation Committee. The Company may amend Annex A from time to time to document any such change.

(b) Bonus. The Executive shall be entitled to receive, as additional compensation, an annual cash bonus determined in accordance with the Company’s executive bonus plan and approved by the Compensation Committee in its sole discretion.

(c) Other Benefits. The Executive shall, in addition to the other compensation described in this Section 4, be entitled to participate in such employee benefit plans or programs of the Company and shall be entitled to such other fringe benefits as are from time to time made available by the Company generally to employees of the Executive’s position, tenure, salary, age, health and other qualifications (including, but not limited to, any profit-sharing, stock option, incentive, pension, health insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), all as determined from time to time by the Compensation Committee. To the extent available at reasonable cost, the Company will use its best efforts to promptly obtain and maintain appropriate directors and officers liability insurance (“D&O”); if the Company determines that it cannot obtain appropriate D&O, it will promptly so notify the Executive in writing, but in no event later than sixty (60) days after such determination. The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan or program or other fringe benefit during the Term, and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

(d) Reimbursement for Expenses. The Company shall reimburse the Executive, in a manner consistent with the regular practices of the Company, for any and all reasonable and necessary business expenses incurred by the Executive in connection with the performance of his duties, upon presentation of proper vouchers by the Executive to support said expenses.

          5.   Termination. The Executive’s employment by the Company hereunder shall terminate on the occurrence of:

(a) Disability or Death. In the event of the Executive’s death during the Term, the Executive’s employment shall be deemed to terminate on the date of the Executive’s death. In the event of the Executive’s Disability during the Term, the Company, at its option, may terminate the employment of the Executive under this Agreement immediately by giving the Executive written notice to that effect. For the purpose hereof, the term “Disability” shall mean disability as defined in the Company’s Long-Term Disability Plan or, if the Company does not have such a plan, the Executive’s physical or mental inability to perform his essential duties and responsibilities hereunder, with reasonable accommodation, for a period of at least ninety (90) consecutive days. Disability shall be determined by the Compensation Committee or its designee. In the case of Disability, until the Company terminates the Executive’s employment hereunder in accordance with the foregoing, the Executive shall be entitled to receive compensation provided for herein notwithstanding any such physical or mental inability to perform his duties hereunder.

(b) Termination for Cause. The Company may, with the approval of a majority of the Board, terminate the employment of the Executive hereunder at any time during the Term and effective immediately for “justifiable cause” (a “Termination for Cause”) by giving Executive written notice of such Termination for Cause. For the purposes of the Agreement, the term “justifiable cause” means: (i) the Executive’s conviction of a felony (which, through lapse of time or otherwise, is not subject to appeal); (ii) the Executive’s willful and substantial misconduct; (iii) the Executive’s repeated, after written notice from the Company and a reasonable opportunity to cure, neglect of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company or any subsidiary or affiliate; (iv) except in the normal course of business in the performance of his duties, any material disclosure by the Executive to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers, employees or professional advisors, of any confidential information or trade secret of the Company or any of its subsidiaries; (v) the Executive’s repeated pursuit, after written notice from the Company and a reasonable opportunity to cure, of activities or personal or professional conduct or action that in the sole judgment of the Board is contrary to the best interests of the Company; (vi) any material breach by the Executive of this Agreement or, to the extent applicable, the Non Competition, Non Disclosure and Developments Agreement between the Executive and the Company; (vii) any conduct or action by the Executive prohibited under the policies of the Company, including, but not limited to, policies regarding sexual harassment, insider trading, corporate disclosure, substance abuse and conflicts of interest; or (viii) the engaging by the Executive in any business other than the business of the Company and its subsidiaries which, in the sole judgment of the Board, interferes with the performance of his duties hereunder.

(c) Termination Without Cause. The Company may terminate the employment of the Executive hereunder at any time without “justifiable cause” (a

“Termination Without Cause”) by giving the Executive written notice of such termination at least thirty (30) days prior to the effective date of such termination.

(d) Voluntary Termination. Any termination of employment of the Executive hereunder, otherwise than as a result of death, Disability, a Termination for Cause or a Termination Without Cause will be deemed to be a “Voluntary Termination.” A Voluntary Termination will be deemed to be effective immediately upon such termination.

          6.   Effect of Termination of Employment.

(a) Voluntary Termination; Termination for Cause. Upon termination of the Executive’s employment hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Executive nor his beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive: (i) the unpaid portion of his then-current base salary provided for in Section 4(a) hereof, computed on a pro rata basis to the date of termination; (ii) payment of his accrued but unpaid rights (including accrued vacation time) in accordance with the terms of any incentive compensation, stock option, retirement, employee welfare or other employee benefit plans or programs of the Company in which the Executive is then participating in accordance with Section 4(b) or Section 4(c) hereof; and (iii) reimbursement for any unreimbursed expenses as provided in Section 4(d) hereof. Nothing in this Agreement shall restrict or limit the right of the Compensation Committee or the Board to determine whether the forfeiture provisions of any of the Company’s stock option or incentive compensation plans apply to vested stock options or stock awards held by the Executive at the time of such termination for cause.

(b) Termination Without Cause. Upon termination of the Executive’s employment hereunder pursuant to a Termination Without Cause, neither the Executive nor his beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive: (i) the payment and other rights provided for in Section 6(a) hereof; (ii) severance payments in the form of semi-monthly payment of the Executive’s then-current base salary for a period of twenty-four (24) months following the effective date of such termination; (iii) monthly payments of the Pro-Rata Bonus Amount (as defined below) for a period of twenty-four (24) months following the effective date of such termination; and (iv) continuation of the health care benefits coverage to which the Executive is entitled under Section 4(c) hereof over the twenty-four (24) month period described in clause (iii) above, with such coverage to be provided at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations, but excluding any applicable tax consequences for the Executive) as in effect for officers of the Company generally during such period. For purposes of this Agreement, “Pro-Rata Bonus Amount” shall mean one twenty-fourth (1/24) of (x) the portion of the Executive’s annual bonus, as determined by the Compensation Committee, applicable to that portion of the year arising prior to termination of this Agreement in the year in which such Termination Without Cause occurs, plus the greater of (y) the most recent annual cash bonus paid to the Executive prior to the date of his termination or (z) the average of the three most recent annual cash bonuses paid to the Executive prior to the date of his termination.

(c) Death or Disability. Upon termination of the Executive’s employment hereunder as a result of death or Disability, neither the Executive nor his beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive: (i) the payment and other rights provided for in Section 6(a) hereof; (ii) in the case of death only, a lump sum payment equal to the Executive’s annual base salary as in effect on the date of death; and (iii) in the case of Disability only, continuation of health care benefits coverage to which the Executive is entitled under Section 4(c) hereof for the twelve (12) month period following the effective date of such termination, with such coverage to be provided at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations, but excluding any applicable tax consequences for the Executive) as in effect for officers of the Company generally during such period; provided, however that nothing in this Section 6(c) shall provide any additional benefits or coverage than that in effect for officers of the Company during such period under the Company’s Long-Term Disability Plan.

(d) Forfeiture of Rights. In the event that, subsequent to termination of employment hereunder, the Executive (i) breaches any of the provisions of Sections 7, 8 or 9 hereof or (ii) directly or indirectly makes or facilitates the making of any adverse public statements or disclosures with respect to the business or securities of the Company, all payments and benefits to which the Executive may otherwise be entitled pursuant to Section 6(a), 6(b) or 6(c) hereof shall immediately terminate and be forfeited, and any portion of such amounts as may have been paid to the Executive shall forthwith be returned to the Company.

          7.   Confidentiality. Except in the normal course of business in the performance of his duties, the Executive shall not, during the Term of this Agreement, or at any time following the end of the Term of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment hereunder, relating to the Company, the directors of the Company, or any client of the Company, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, formulae, pricing policies, the substance of agreements with customers and others, and arrangements, customer lists and any other documents embodying such confidential information.

          All information and documents relating to the Company shall be the exclusive property of the Company, and the Executive shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of Executive’s employment with the Company, all documents records, reports, writings and other similar documents containing confidential information then in the Executive’s possession or control shall be returned to and left with the Company.

          8.   Restrictive Covenant.

(a) The Executive hereby acknowledges and recognizes that, during the Term, the Executive will be privy to trade secrets and confidential proprietary information critical to the Company’s business and, accordingly the Executive agrees that, in consideration of the benefits to be received by him hereunder, the Executive will not, from and after the date hereof until the second anniversary of the termination of the Term, (i) directly or indirectly engage in the development, production, marketing or sale of products that compete (or, upon commercialization, would compete) with products of the Company being developed (so long as such development has not been abandoned), produced, marketed or sold at the time of the Executive’s termination (hereinafter a “Competing Business”) whether such engagement shall be as an owner, partner, investor, employee, officer, director, affiliate or other participant in any Competing Business; (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above; or (iii) induce other employees of the Company or any subsidiary thereof to terminate their employment with the Company or any subsidiary thereof or engage in any Competing Business. The ownership of not more than 5% of the stock of any entity having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market or any minority interest in any private entity shall not be deemed, in and of itself, to violate the prohibitions of this Section 8(a).

(b) During the Term of the Executive’s employment hereunder and for five (5) years thereafter, the Executive shall not disparage, deprecate, or make any comments or take any other actions, directly or indirectly, that will reflect adversely on the Company or its officers, directors, employees or agents or adversely affect their business reputation or goodwill.

(c) The Executive understands that the foregoing restrictions may limit the ability of the Executive to earn a livelihood in a business similar to the business of the Company, but nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits, as an employee of the Company and as otherwise provided herein, to justify such restrictions which, in any event (given the education, skills and ability of the Executive), the Executive believes would not prevent the Executive from earning a living.

(d) If any portion of the restrictions set forth in this Section 8 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. The Executive declares that the territorial, time limitations and scope of activities restricted as set forth in this Section 8 are reasonable and properly required for the adequate protection of the business of the Company. In the event that any such territorial, time limitation and scope of activities restricted is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Executive agree to the reduction of the territorial, time limitation or scope to the area or period which such court shall have deemed reasonable.

(e) The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

          9.   Company Right to Inventions. The Executive will promptly disclose, grant and assign to the Company, for its sole use and benefit (including its subsidiaries) any and all inventions, improvements, technical information and suggestions in any way relating to the business of the Company which the Executive may develop or acquire during the Term (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith: (i) the Executive shall, without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and (ii) the Executive shall render to the Company, at its expense (including a reasonable payment for the time involved in case the Executive is not then in its employ), all such assistance as it may require in the prosecution of applications of said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information. The provisions of this Section 9 will survive any termination of this Agreement or the termination of the Executive’s employment with the Company.

          10.   Impact on Other Agreements. To the extent the provisions of Sections 7, 8 or 9 of this Agreement are similar to or duplicative of provisions contained in other agreements between the Executive and the Company, the provisions of this Agreement shall control; provided, however, that in the event the provisions of Section 7, 8 or 9 of this Agreement expire prior to similar provisions of any such other agreement, the provisions of such other agreement will continue to apply after expiration of the applicable terms of this Agreement.

          11.   Representations and Agreements of Executive. The Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

          12.   Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.

          13.   Remedies; Survival.

(a) The Executive acknowledges and understands that the provisions of the covenants contained in Sections 7, 8 and 9 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of such provisions would cause the Company irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of Sections 7, 8 or 9 hereof, the Company will be entitled to seek an injunction restraining the Executive from such breach. Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 6, 7, 8, 9, 10, 12 and 13 hereof will survive the expiration or other termination of this Agreement until, by their terms, such provisions are no longer operative.

          14.   Notices. Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by registered or certified mail, return receipt requested, or overnight delivery using a national courier service, or by facsimile or electronic transmission, with confirmation as to receipt, to the Company at the address set forth below and to the Executive at the address set forth in the personnel records of the Company, or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing:

Digene Corporation 1201 Clopper Road Gaithersburg, Maryland 20878 Attention: President

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103-7599 Attention: Morris Cheston, Jr., Esquire

          15.   Severability. If any of the covenants contained in this Agreement, any part of any such covenant, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or the remainder of the Agreement, which shall be given full effect, without regard to the invalid portions.

          16.   Non-Waiver. The waiver or breach of any term or condition of this Agreement shall not be deemed to constitute a waiver or breach of any other term or condition.

          17.   Entire Agreement. This Agreement, including Annex A hereto, constitutes the entire agreement of the parties with respect to its subject matter, and no modification or waiver of any provision hereof shall be valid unless it be in writing and signed by all of the parties hereto. Subject to Section 10 hereof, this Agreement supersedes all prior agreements or understandings between the parties with respect to the subject matter hereof, including, without limitation, that certain Employment Agreement, dated February 19, 2002, between the Executive and the Company and that certain Noncompetition, Nondisclosure and Developments Agreement, dated February 19, 2002, between the Company and the Executive.

          18.   Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned or transferred by either party without the prior written consent of the other party.

          19.   Binding Effect. This Agreement and all of the provisions hereof shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto.

          20.   Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without reference to principles of conflicts of laws.

          21.   Headings. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend, or affect its provisions.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE

_______________________________

DIGENE CORPORATION

By:_________________________________ Name: Title:

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